Exhibit 4.2

SUBSCRIPTION AGENT AGREEMENT

Date:

American Stock Transfer & Trust Company, LLC
Attn: Reorganizations Department
6201 15th Avenue
Brooklyn, NY 11219

Ladies and Gentlemen:

In connection with your appointment as Subscription Agent in the transaction described herein, Magal Security Systems Ltd., an Israeli company (the Company), hereby confirms its arrangements with you as follows:

1.
Rights Offering - The Company is offering (the ”Rights Offering”) to the holders of its ordinary shares, par value NIS 0.1 per share (”Ordinary Shares”), on ____________, 20__ (the ”Record Date”), the right (”Rights”) to subscribe for Ordinary Shares.  Except as set forth under Paragraphs 8 and 9 below, Rights shall cease to be exercisable at 5:00 p.m., New York City time, on _______________, 20__ or such later date of which the Company notifies you orally and confirms in writing (the”Expiration Date”).  One Right is being issued for [_____] Ordinary Shares(s) held on the Record Date. Rights(s) and Payment in full of the subscription price of $_______ (the”Subscription Price”) is/are required to subscribe for one Ordinary Share.  Rights are evidenced by non-transferable subscription certificates in registered form (”Subscription Certificates”). Each holder of Subscription Certificate(s) who exercises the holder’s right to subscribe for all Ordinary Shares that can be subscribed for with the Rights evidenced by such Subscription Certificate(s) (the”Basic Subscription Right”) will have the right to subscribe for additional Ordinary Shares, if any, available as a result of any unexercised Rights (such additional subscription right being referred to hereafter as the”Additional Subscription Privileged”).  The Rights Offering will be conducted in the manner and upon the terms set forth in the Company’s Prospectus included in the Registration Statement on Form F-1 filed by the Company with the SEC on _______________,  20__, as amended from time to time (the ”Prospectus”), which is incorporated herein by reference and made a part hereof as if set forth in full herein.

2.
Appointment of Subscription Agent - You are hereby appointed as Subscription Agent to effect the Rights Offering in accordance with the Prospectus. Each reference to you in this letter is to you in your capacity as Subscription Agent unless the context indicates otherwise.

3.	Delivery of Documents - Enclosed herewith are the following, the receipt of which you acknowledge by your execution hereof:

(a)	a copy of the Prospectus;

(b)	the form of Subscription Certificate (with instructions);

(c)	resolutions adopted by the Board of Directors of the Company in connection with the Rights Offering, certified by the secretary of the Company; and

(d)	form of Letter to Record Holders.

As soon as is reasonably practical, you shall mail or cause to be mailed to each holder of Ordinary Shares at the close of business on the Record Date a Letter to Record Holder, a Subscription Certificate (and instructions) evidencing the Rights to which such holder is entitled, a Prospectus and an envelope addressed to you. Prior to mailing, the Company (or its transfer agent) will provide you with blank Subscription Certificates which you will prepare and issue in the names of holders of Ordinary Shares of record at the close of business on the Record Date and for the number of Rights to which they are entitled.  The Company will also provide you with a sufficient number of copies of each of the documents to be mailed with the Subscription Certificates.

4.	Subscription Procedure -

(a) Upon your receipt prior to 5:00 p.m., New York City time, on the Expiration Date (by mail or delivery), as Subscription Agent, of (ii) any Subscription Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Certificate (except as provided in paragraph 8 hereof), and (ii) payment in full of the Subscription Price in U.S. funds by wire, bank check or money order payable at par (without deduction for bank service charges or otherwise) to the order of American Stock Transfer & Trust Company, you shall as soon as practicable after the Expiration Date, but after performing the procedures described in subparagraphs (b) and (c) below, mail to the subscriber’s registered address on the books of the Company certificates representing the Ordinary Shares duly subscribed for (pursuant to the Basic Subscription Right and the Additional Subscription Privilege) and furnish a list of all such information to the Company.

(b) As soon as practicable after the Expiration Date you shall calculate the number of Ordinary Shares to which each subscriber is entitled pursuant to the Additional Subscription Privilege. The Additional Subscription Privilege may only be exercised by holders who subscribe to all the Ordinary Shares that can be subscribed for under the Basic Subscription Right.  The Ordinary Shares available for additional subscriptions will be those that have not been subscribed and paid for pursuant to the Basic Subscription Right (the”Remaining Rights”).  Where there are sufficient Remaining Rights to satisfy all additional subscriptions by holders exercising their rights under the Additional Subscription Privilege, each holder shall be allotted the number of additional Ordinary Shares subscribed for. If the aggregate number of Ordinary Shares subscribed for under the Additional Subscription Privilege exceeds the number of Remaining Rights, the number of Remaining Rights allotted to each participant in the Additional Subscription Privilege shall be the product (disregarding fractions) obtained by multiplying the number of Remaining Rights by a fraction of which the numerator is the number of Rights subscribed for by that participant under the Additional Subscription Privilege and the denominator is the aggregate number of Remaining Units subscribed for by all participants under the Additional Subscription Privilege. Any fractional Right to which persons exercising their Additional Subscription Privilege would otherwise be entitled pursuant to such allocation shall be rounded to the next whole Right.

(c) Upon calculating the number of Ordinary Shares to which each subscriber is entitled pursuant to the Additional Subscription Privilege and the amount overpaid, if any, by each subscriber, you shall, as soon as practicable, furnish a list of all such information to the Company.

(d) Upon calculating the number of Ordinary Shares to which each subscriber is entitled pursuant to the Additional Subscription Privilege and assuming payment for the additional Ordinary Shares subscribed for has been delivered, you shall mail, as contemplated in subparagraph (a) above, the certificates representing the additional Ordinary Shares which the subscriber has been allotted. If a lesser number of Ordinary Shares is allotted to a subscriber under the Additional Subscription Privilege than the subscriber has tendered payment for, you shall remit the difference to the subscriber without interest or deduction at the same time as certificates representing the Ordinary Shares allotted pursuant to the Additional Subscription Privilege are mailed.

(e) Funds received by you pursuant to the Basic Subscription Right and the Additional Subscription Privilege shall be held by you in a segregated account. Upon mailing certificates representing the Ordinary Shares and refunding subscribers for additional Ordinary Shares subscribed for but not allocated, if any, you shall promptly remit to the Company all funds received in payment of the Subscription Price for Ordinary Shares sold in the Rights Offering.

(f) Record Holders that reside in Israel (“Israeli Record Holders”) may elect to exercise their Rights by paying the subscription payment in U.S. dollars or in New Israeli Shekels as set forth in the Prospectus under the caption “The Rights Offering–Method of Exercise of Rights for Record Holders.” The Israeli Rights Holders may exercise their Rights by delivery directly to the Company on or prior to midnight Israel time on the Expiration Date of payment in full of the Subscription Price for each Right being exercised in U.S. dollars or in New Israeli Shekels by bank check or wire transfer payable to the Company, all in accordance with the procedures described in the Prospectus. The Company will promptly notify the Rights Agent in writing of the identity of the Israeli Rights Holders who exercised their Rights directly through the Company and the number of Rights so exercised.

5.	No Subdivision, Sale or Transfer of Rights - As described in the Prospectus, the Rights are not transferable.

6.
Defective Exercise of Rights Lost Subscription Certificates - The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, you shall not be under any duty to give notification to holders of Subscription Certificates of any defects or irregularities in subscriptions, but you shall inform the Company of such defects. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. You shall as soon as practicable return Subscription Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, you should follow the same procedures followed far lost stock certificates representing Ordinary Shares you use in your capacity as transfer agent for the Company’s Ordinary Shares.

7.	[Omitted]

8.
Delivery - You shall deliver to the Company the exercised Subscription Certificates in accordance with written directions received from the Company and shall deliver to the subscribers who have duly exercised Rights at their registered addresses certificates representing the Ordinary Shares subscribed for as instructed on the reverse side of the Subscription Certificates.

9.
Reports - You shall notify the Company by telephone on an before the close of business an each business day during the period commencing five (5) business days after the mailing of the Rights and ending at the Expiration Date (a ”daily notice”), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised on the day covered by such daily notice, (ii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, and (iii) the cumulative total of the information set forth in clauses (i) and (ii) above.  At or before 5:00 p.m., New York City time, on the first NASDAQ Global Market trading day following the Expiration Date, you shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) and (ii) above. You shall also maintain and update a listing of holders who have fully or partially exercised their Rights and holders who have not exercised their Rights.  You shall provide the Company or its designees with such information compiled by you pursuant to this paragraph 9 as any of them shall request.

10.
Future Instructions – With respect to notices or instructions to be provided by the Company hereunder, you may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

Name	Title
Ilan Ovadia	Chief Financial Officer

11.
Payment of Expenses - The Company will pay you compensation for acting in your capacity as Subscription Agent hereunder in the amount of $___________ plus your reasonable out-of-pocket expenses. The Company will pay an additional fee equal to one-third of the Subscription Agent fee for each extension of the Offering, plus any out-of-pocket expenses associated with such extension.

Fees will be paid by:

Name: Ilan Ovadia, Chief Financial Officer
Attention:
Address: P.O. Box 70, Industrial Zone
Address: Yehud 56100, Israel
Facsimile: +972-3-5366245
Phone: +972-3-539-1444
Email: IlanO@magal-s3.com

12.	[Omitted.].

13.
Indemnification - The Company covenants and agrees to indemnify and hold you harmless against any costs, expenses (including reasonable fees of legal counsel), losses or damages, which may be paid, incurred or suffered by or to which you may become subject arising from or out of, directly or indirectly, any claim or liability resulting from your actions as Subscription Agent pursuant hereto; provided that such covenant and agreement does not extend to such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your own gross negligence, misconduct or bad faith or that of any employees, agents or independent contractors used by you in connection with performance of your duties as Subscription Agent hereunder.

If any action is brought against you in respect of which indemnity may be sought against the Company pursuant to this paragraph 13, you shall promptly notify the Company in writing of the institution of such action and the Company may, at its option, assume the defense of such action, including the employment and fees of counsel and payment of expenses. You shall have the right to employ your own counsel in any such case, but the fees and expenses of such counsel shall be your expense unless the employment of such counsel shall have been authorized in writing by the Company in connection with the defense of such action, which consent shall not be unreasonably withheld, or the Company shall not have employed counsel to have charge of the defense of the action or you shall have reasonably concluded that there may be defenses available to you which are different from or additional to those available to the Company (in which case the Company shall not have the right to direct the defense of such action on your behalf), in any of which events the fees and expenses of not more than one additional firm of attorneys shall be borne by the Company, except to the extent that local counsel is required in order to effectively defend against such action, in which event the Company shall pay the fees and expenses of one firm of local counsel.

14.
Notices -  Unless otherwise provided herein, all reports, notices and other communications required or permitted to be given hereunder shall be in writing and delivered by hand or confirmed telecopy or by first class U.S. mail, postage prepaid, shall be deemed given if by hand or telecopy, upon receipt or if by U.S. mail, three business days after deposit in the U.S. mail and shall be addressed as follows

(a)	If to the Company, to:

Magal Security Systems Ltd.
P.O. Box 70, Industrial Zone
Yehud 56100, Israel
Attention: llan Ovadia, Chief Financial Officer
Telephone: +972-3-539-1444
Telecopy: +972-3-5366245

with copies to:
Carter, Ledyard & Milburn LLP
2 Wall Street
New York, New York 10005
Attention: Steve Glusband
Telephone: (212) 732-8605
Telecopy: (212) 732-3232

(b)	If to you, to:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Attention: Corporate Actions
Telephone: (718) 921-8200
Telecopy: (718) 236-4588

15.
Prospectus - In the event that any claim of inconsistency between this Agreement and the Terms of the Rights Offering described in the Prospectus, the terms of the Rights Offering described in the Prospectus shall control, except with respect to the compensation and indemnification of you as Subscription Agent, which shall be controlled by the terms of this Agreement.

16.
No Assignment; Delegation - Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the prior written consent of the other party.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

[Signature Page Follows]

Executed this ________ day of _______________, 200

                    Magal Security Systems Ltd.

                   By: ___________________________________

                    Name: ________________________________

                    Title: __________________________________

Agreed & Accepted:
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By: _______________________________

Name: _____________________________

Title: _______________________________

[Signature Page to U.S. Subscription Agreement]